QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of EarthLink, Inc. for the offer to rescind the previous purchase of a total of 206,765 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2003, with respect to the consolidated financial statements of EarthLink, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

        /s/ Ernst & Young LLP

Atlanta, Georgia
October 8, 2003

QuickLinks

CONSENT OF INDEPENDENT AUDITORS